SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 16, 2005

                                PHOTOWORKS, INC.
             (Exact name of registrant as specified in its charter)

    Washington                     000-15338                  91-0964899 -
(State or other               (Commission File No.)         (IRS Employer
jurisdiction of                                            Identification No.)
 incorporation)

                              1260 16th Avenue West
                            Seattle, Washington 98119
                     (Address of principal executive office)

                                 (206) 281-1390  (Registrant's  telephone number
               including area code)

Item 3.02.  Unregistered Sales of Equity Securities

         On February 16, 2005, the Company entered into a definitive agreement to sell $3,000,000 of convertible debentures and warrants to Sunra Capital Holdings, Ltd. Under the agreement, Sunra purchased $2,000,000 of debentures for cash and agreed to purchase between $1,000,000 and $2,000,000 of common stock at $.1078 per share in a second closing subject to certain conditions. The debentures bear interest at 6% per annum, are payable interest only and principal is due and payable on April 30, 2008. The debentures are convertible into an aggregate of 18,552,875 shares of common stock of the Company at a conversion price of $.1078 per share. In addition to the debentures, SunRa acquired warrants to purchase 1,904,762 shares of common stock at an exercise price of $.21 per share.

         The Company will submit a recapitalization proposal for approval by shareholders at its upcoming annual meeting. (See the Current Report on Form 8-K filed by the Company on December 27, 2004.) Upon approval of the recapitalization proposal and the occurrence of the second closing, the debentures will automatically convert into common stock. In addition, upon such approval, Sunra will complete the purchase of $1,000,000 to $2,000,000 of common stock as described above and will receive 20% warrant coverage on the additional purchase at a price of $.21 per share.

         The transaction is exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of the Act and Rule 506 thereunder. Sunra Capital Holdings is an accredited investor as defined in Regulation D.

Item 8.01.        Other Events

         The Company's common stock is traded on the OTC Bulletin Board. As previously reported, the Company does not currently have an independent public accountant. The financial statements in the Company's Form 10-Q for the quarter ended December 25, 2004 were therefore not reviewed by an independent public accountant as required by Regulation S-X. As a result, the OTC Bulletin Board has attached an "E" to the Company's trading symbol, which signifies that if the Company is unable to correct its filing deficiency within 30 days, market makers will no longer be able to enter quotations for the Company's common stock.

                                                             SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PHOTOWORKS, INC.


                                    By:      /s/ Philippe Sanchez
                                             Philippe Sanchez
                                             President